Exhibit 10.7

WAYNE SAVINGS COMMUNITY BANK

GROUP TERM CARVE-OUT PLAN

FOR SENIOR VICE PRESIDENT AND ABOVE

THIS PLAN, hereby made effective this 27th day of November 2002 (the "Effective Date"), by and between Wayne Savings Community Bank, a state-chartered savings and loan association located in Wooster, Ohio (the "Bank"), and the Participant (the "Participant") selected to participate in this Plan, intending to be legally bound hereby.

INTRODUCTION

The Bank wishes to attract, retain and reward highly qualified executives. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Bank will pay the life insurance premiums from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 "Base Annual Salary" means the Participant's basic annual salary as of each January 1st, exclusive of special payments such as bonuses or commissions, but including any salary reductions made in accordance with Sections 125 or 401(k) of the Code.

1.2 "Change in Control" means any of the following:

(A) any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or Affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50 % of the combined voting power of the Corporation's then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or

(B) the liquidation or dissolution of the Corporation or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Corporation to an entity which is not a direct or indirect subsidiary of the Corporation; or

(C) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock ("Common Stock") would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50 % of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E) any other event which is at any time designated as a "Change in Control" for purposes of this Plan by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Participant; or

(F) during any period of two consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.

Notwithstanding anything else to the contrary set forth in this Plan, if (i) an agreement is executed by the Corporation providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Participant's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Plan it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.3 "Code" means the Internal Revenue Code of 1986, as amended.

1.4 "Disability" means the Participant's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier's or Social Security Administration's determination upon the request of the Bank.

1.5 "Insured" means the individual whose life is insured.

1.6 "Insurer" means the insurance company issuing the life insurance policy on the life of the insured.

1.7 "Normal Retirement Age" means the Participant's 65th birthday.

1.8 "Participant" means the employee who is designated by the Board of Directors as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, signs a Split Dollar Endorsement for the Policy in which he or she is the Insured and is provided the death benefit specified in Section 4.2.

1.9 "Policy" or "Policies" means the individual insurance policy (or policies) adopted by the Board of Directors for purposes of insuring a Participant's life under this Plan, including any group term life insurance policy for which the premium is paid by the Bank.

1.10 "Plan" means this instrument, including all amendments thereto.

1.11 "Plan Year" means each consecutive twelve (12) month period commencing with the Effective Date of this Plan.

1.12 "Termination of Employment" means that the Participant ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. For purposes of this Plan, if there is a dispute over the employment status of the Participant or the date of the Participant's Termination of Employment, the Bank shall have the sale and absolute right to decide the dispute.

1.13 "Vested Insurance Benefit" means the Bank will provide the Participant with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 5.2 and Article 8. Article 5 explains how a Participant achieves vested status.

1.14 “Years of Service” means the number of consecutive twelve (12) month periods of continuous employment with the Bank, including leaves of absences approved by the Bank.

Article 2

Participation

2.1 Eligibility to Participate. The Board of Directors in its sale discretion shall designate from time to time Participants that are eligible to participate in this Plan. The Board may delegate this authority to management.

2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate (Exhibit A) and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. A Participant's participation is limited to only Policies where he or she is the Insured. Exhibit A sets forth the information about the Policy or Policies and maximum Participant benefit under the Plan.

2.3 Termination of Participation. A Participant's rights under this Plan shall cease and his or her participation in this Plan shall terminate if one of the following events occur: (1) the Participant's employment with the Bank is terminated prior the Participant meeting any of the criteria for a Vested Insurance Benefit under Section 5.1 or (2) the Plan or any Participant's rights under the Plan are terminated in accordance with Sections 5.2 or 12.1 of this Plan. In the event that the Bank decides to maintain the Policy after the Participant's termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy. The Bank may document the Participant's termination from the Plan by indicating the date of termination on Exhibit A. However, the Bank's failure to do so will not be deemed evidence of Participant's continued participation in the Plan.

Article 3

Premium Payments

The Bank shall pay all premiums due on all Policies under this Plan.

Article 4

Policy Ownership/Interests

4.1 Bank Ownership. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 7, the Bank may terminate a Policy without the consent of the Insured. With respect to each Policy, the Bank shall be the direct beneficiary of an amount of death proceeds equal to the greatest of: (1) the cash surrender value of the policy; (2) the aggregate premiums paid on the Policy by the Bank less any outstanding indebtedness to the Insurer; or (3) the amount in excess of the Participant's interest specified in Section 4.2. If the Bank owns more than one policy on a Participant, the Policies shall be aggregated with respect to item (3) of this paragraph.

4.2 Participant's Interest. If applicable, the Participant, or the Participant's assignee, shall have the right to designate the beneficiary of the death proceeds of the Policy as specified in Section 4.2.1 or 4.2.2. The Participant shall also have the right to elect and change settlement options by providing written notice to the Bank and the Insurer.

4.2.1 Death Prior to Termination of Employment. If the Participant dies while employed by the Bank, the Participant's beneficiary shall be entitled to a benefit equal to three (3) times the deceased Participant's Base Annual Salary at the date of death; but not in excess of the maximum benefit amount specified in Exhibit A.

4.2.2 Death After Termination of Employment. If, pursuant to Article 5, a terminated Participant has a Vested Insurance Benefit at the date of death, the Participant's beneficiary shall be entitled to a benefit equal to two (2) times the Participant's last Base Annual Salary but not in excess of the maximum benefit amount specified in Exhibit A. If the terminated Participant has not achieved a Vested Insurance Benefit, the Participant's beneficiary will not be entitled to a benefit under this Plan.

Article 5

Vesting

5.1 Vested Insurance Benefit. The Participant shall have a Vested Insurance Benefit equal to the amount specified in Section 4.2 at the earliest of the following events:

5.1.1 Remaining in continuous employment with the Bank until age 65;

5.1.2 Remaining in continuous employment with the Bank until the Participant's age plus Years of Service, when combined, equals or exceeds 70;

5.1.3 Remaining in continuous employment with the Bank for five years from the date of entry into the Plan;

5.1.4 Termination of Employment due to Disability;

5.1.5 Being employed by the Bank at the date a Change in Control occurs; or

5.1.6 At the discretion of the Board of Directors if there are other circumstances not addressed in Sections 5.1.1 through 5.1.5 of this Plan.

5.2 Forfeiture of Benefit. Notwithstanding the provisions of Section 5.1, the Participant will forfeit his or her Vested Insurance Benefit if: (1) the Participant violates any of the provisions detailed in Article 8, (2) in the case of a Disabled Participant who vested pursuant to Section 5.1.3, if such Participant becomes gainfully employed by an entity other than the Bank, or (3) the Participant provides written notice to the Bank declining further participation in the Plan.

Article 6

Imputed Income

The Bank shall impute income to the Participant in an amount equal to the annual cost of current life insurance protection on the life of the Participant measured by the lesser of the Table 2001 rate set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling) or the Insurer's current published premium rate for annually renewable term insurance for standard risks; provided that the Insurer's current published premium rate meets the limitations set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling.) The Bank will provide each Participant with an annual statement of the amount of income reportable by the Participant for federal and state income tax purposes as a result of such imputed income.

Article 7

Comparable Coverage

7.1 Insurance Policies. If a Participant has a Vested Insurance Benefit, the Bank may provide such benefit through the Policies purchased at the commencement of this Plan or may provide comparable insurance coverage to the Participant through whatever means the Bank deems appropriate. If the Participant waives or forfeits his or her right to the Vested Insurance Benefit, the Bank can choose to cancel the Policy or Policies on the Participant, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

7.2 Offer to Purchase. If the Bank discontinues a Policy on a Participant who is employed by the Bank at the date of discontinuance or who has a Vested Insurance Benefit that has not been forfeited, the Bank shall give the Participant at least thirty (30) days to purchase such Policy. The purchase price shall be the cash surrender value of the Policy. Such notification shall be in writing.

Article 8

General Limitations

8.1 Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Plan, either alone or together with other payments and benefits which the Participant has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to this Plan shall be reduced, in the manner determined by the Participant, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under this Plan being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

8.2 Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Participant shall forfeit any right to a benefit under this Plan, if the Bank terminate the Participant's employment for cause. Termination of the Participant's employment for "Cause" shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Plan. For purposes of this paragraph, no act or failure to act on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Bank.

8.3 Removal. Notwithstanding any provision of this Plan to the contrary, the benefit provided under this Plan shall be forfeited if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act ("FDIA").

8.4 Competition after Termination of Employment. The Participant shall forfeit his right to any further benefits if the Participant, without the prior written consent of the Bank, violates the following described restrictive covenants.

8.4.1 Non-compete Provision. The Participant shall not, for the term of this Plan and until all benefits have been distributed, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly traded company):

(i) become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Participant's responsibilities will include providing banking or other financial services within fifty (50) miles of any office maintained by the Bank as of the date of the termination of the Participant's employment;

(ii) participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Participant' s employment;

(iii) assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar" to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as "Services"), to or from any person or entity from whom the Participant or the Bank, to the "knowledge of the Participant provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Participant's employment;

(v) divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Participant, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to "all information regarding" the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Participant.

8.4.2 Judicial Remedies. In the event of a breach Or threatened breach by the Participant of any provision of these restrictions, the Participant recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of this Agreement, the Participant consents to the Bank's entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank's rights hereunder and preventing the Participant from further breaching any of his obligations set forth herein. The Participant expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Participant. The Participant expressly acknowledges and agrees that:

(i) the restrictions set forth in Section 8.4.1 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise,

(ii) the protections afforded the Bank in Section 8.4.1 hereof are necessary to protect its legitimate business interest,

(iii) the restrictions set forth in Section 8.4.1 hereof will not be materially adverse to the Participant's employment with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

8.4.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

8.4.4 Change in Control. The non-compete provision detailed in Section 8.4.1 hereof shall not be enforceable following a Change in Control.

8.5 Suicide or Misstatement. The Participant shall forfeit his benefit under this Plan if the Participant commits suicide within two years after the date of this Plan, or if the insurance company denies coverage for material misstatements of fact made by the Participant on any application for life insurance purchased by the Bank, or any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial. The Bank shall have no liability to the Participant for any denial of coverage by the insurance company.

Article 9

Assignment

Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his/her interest in the Policy, then all of that Participant's interest in his or her Policy and in the Plan shall be vested in his/her transferee, subject to such transferee executing agreements binding them to the provisions of this Plan, who shall be substituted as a party with regard to the benefit hereunder, and that Participant shall have no further interest in his or her benefit under the policy or in this Plan.

Article 10

Insurer

The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan, except to the extent of any endorsement filed with the Insurer. The Insurer shall have the right to rely on the Bank's representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 11

Claims Procedure

11.1 Claims Procedure. A Participant or beneficiary (" claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

11.1.1 Initiation -Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

11.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expect to render their decision.

11.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

11.1.3.1 The specific reasons for the denial

11.1.3.2 A reference to the specific provisions of the Plan on which the denial is based,

11.1.3.3 A description of any additional information or· material necessary for the claimant to perfect the claim and an explanation of why it is needed,

11.1.3.4 An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

11.1.3.5 A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Article 12

Amendment or Termination of Plan

12.1 Non-Vested Insurance Benefit. Unless a Participant has a Vested Insurance Benefit pursuant to Section 5.1, the Bank may amend or terminate the Plan at any time, or may amend or terminate a Participant's rights under the Plan at any time prior to a Participant's death by written notice to the Participant.

12.2 Vested Insurance Benefit. If a Participant has a Vested Insurance Benefit, the Bank may amend or terminate the Plan for that Participant only if: (1) continuation of the Plan would cause significant financial harm to the Bank and (2) the Participant agrees to such action.

Article 13

Miscellaneous

13.1 Administrator. The Bank shall be the administrator of this Plan. The Bank may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

13.2 Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

13.2.1 Interpreting the provisions of the Plan;

13.2.2 Establishing and revising the method of accounting for the Plan;

13.2.3 Maintaining a record of benefit payments; and

13.2.4 Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

13.3 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

13.4 Binding Effect. This Plan shall bind the Participant and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

13.5 Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

13.6 Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Participant may have with the Bank.

13.7 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Participant the right to remain an employee of the Bank, nor does it interfere with the Bank's right to terminate the Participant's employment. It also does not require the Participant to remain in employment nor interfere with the Participant's right to terminate employment at any time.

13.8 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Group Term Carve-Out Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be. given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

13.9 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term "Bank" as used in this Plan shall be deemed to refer to the successor or survivor company.

13.10 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

13.11 Unfunded Arrangement. The Participant and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. Any insurance on the Participant's life is a general asset of the Bank to which the Participant and beneficiary have no preferred or secured claim.

IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

ATTEST:	BANK:
WAYNE SAVINGS COMMUNITY BANK

/s/Michael C. Anderson	/s/Charles F. Finn
Signature	Signature

Executive Vice President and CFO	Chairman, President and CEO
Title	Title